Exhibit 10.2.4

PERFORMANCE STOCK UNIT AGREEMENT
THIS PERFORMANCE STOCK UNIT AGREEMENT (the “Agreement”) is entered into by and between Hertz Global Holdings, Inc. (formerly known as Hertz Rental Car Holding Company, Inc.), a Delaware corporation (the “Company”), and the Participant (defined hereafter) pursuant to the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”), in combination with a 2016 Long Term Incentive Award Summary (or applicable portion thereof) (the “Award Summary”). The Award Summary, which identifies the person to whom the performance stock units are granted (the “Participant”) and specifies the date of grant of this Award (the “Grant Date”) and other details of this Award under the Plan, and the electronic acceptance of this Agreement, are incorporated herein by reference.
1. Grant and Acceptance of Performance Stock Units. The Company hereby evidences and confirms its grant to the Participant, effective as of the Grant Date, of the target number of performance stock units (the “Performance Stock Units”) set forth on the Award Summary (the “Grant Target Number”) and which shall be subject to the terms and conditions of the Plan and this Agreement, including the adjustments as provided in this Agreement (including, without limitation, Section 2(c)(ii)). The Participant must accept this Award within ninety (90) days after notification that the Award is available for acceptance and in accordance with the instructions provided by the Company. The Award may be rescinded upon the action of the Company, in its sole discretion, if the Award is not accepted within ninety (90) days after notification is sent to the Participant indicating availability for acceptance.
This Agreement is subordinate to, and the terms and conditions of the Performance Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein. If there is any inconsistency between the terms hereof and the terms of the Plan, the terms of the Plan shall govern. If there is any inconsistency between the terms hereof and the terms of the Award Summary, the terms of this Agreement shall govern. Any capitalized terms used herein without definition shall have the meanings set forth in the Plan.
2.     Vesting of Performance Stock Units.
(a)     Generally. Except as otherwise provided in this Section 2, the Restriction Period applicable to the Performance Stock Units shall lapse, if at all, as to the target number of Performance Stock Units subject to this Agreement (as specified on the Award Summary and as may have been modified by this Agreement (including, without limitation, Section 2(c)(ii))) multiplied by the Final Target Adjustment Percentage (as defined in the applicable Exhibit), as of the later of the Certification Date (as defined in Section 3(a)) and the third anniversary of the Grant Date (the “Vesting Date”), subject to (X) the continued employment of the Participant by the Company or any Subsidiary thereof through the third anniversary of the Grant Date (except as otherwise provided under Section (2)(c)(ii)), (Y) the achievement of the performance criteria established by the Committee pursuant to the Plan for the Performance Stock Units for the applicable Performance Periods (as defined in the applicable Exhibit) and set forth at the end of this Agreement (the “Performance Criteria”) and (Z) the Committee’s certification of the achievement of the Performance Criteria and Final Target Adjustment Percentage in accordance with Section 3(a).
Performance Stock Units that cease to be subject to the Restriction Period in accordance with the prior paragraph shall be settled as provided in Section 3. To the extent the Restriction Period of any Performance Stock Units subject to this Agreement does not lapse as of the Vesting Date as provided above, such Performance Stock Units shall immediately be forfeited and canceled.
(b)     Forfeiture Due to Performance Criteria Non-Achievement. If the Committee certifies on the Certification Date that the Performance Criteria have not been achieved and/or the Final Target Adjustment Percentage is 0%, all Performance Stock Units subject to this Agreement shall immediately be forfeited and canceled.
(c)     Termination of Employment.
(i)     Death or Disability. If the Participant’s employment is terminated due to death or Disability prior to the third anniversary of the Grant Date, the Restriction Period shall lapse immediately upon such termination with respect to a portion of the Performance Stock Units equal to the Grant Target Number multiplied by a fraction, the numerator of which is the number of full completed months elapsed since the Grant Date, and the denominator of which is 36. Such Performance Stock Units shall be settled as provided in Section 3. Any Performance Stock Units still subject to restriction after giving effect to the preceding sentences shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.
(ii)     Retirement. If the Participant’s employment is terminated due to Retirement prior to the third anniversary of the Grant Date, then a portion of the Performance Stock Units subject to this Agreement shall be retained, with such portion being retained equal to the Grant Target Number multiplied by a fraction, the numerator of which is the number of full completed months elapsed since the Grant Date, and the denominator of which is 36. Such portion retained shall be the target number of Performance Stock Units under this Agreement thereafter, and the remaining portion of Performance Stock Units shall be forfeited as of the date of the Participant’s termination. The retained portion of Performance Stock Units shall remain subject to the other terms of this Agreement (including, without limitation, the provisions of Sections 2(a) and 2(b)); provided, however, such Participant shall be deemed to meet the requirements of clause (X) of Section 2(a).
(iii)     Any Other Reason. If the Participant’s employment terminates (whether by the Participant or by the Company or a Subsidiary) for any reason other than death or Disability prior to the third anniversary of the Grant Date, and subject to Section 2(c)(ii), any outstanding Performance Stock Units shall immediately be forfeited and canceled effective as of the date of the Participant’s termination.

(d)     Change in Control.
(i)     Subject to Section 2(d)(ii), in the event of a Change in Control, the Restriction Period applicable to any outstanding Performance Stock Units subject to this Agreement shall lapse immediately prior to such Change in Control and shall be settled as set forth in Section 3.
(ii)     Notwithstanding Section 2(d)(i), no cancellation, termination, lapse of Restriction Period or settlement or other payment shall occur with respect to the Performance Stock Units if the Committee (as constituted immediately prior to the Change in Control) reasonably determines, in good faith, prior to the Change in Control that the Performance Stock Units shall be honored or assumed or new rights substituted therefor by an Alternative Award, in accordance with the terms of Section 9.2 of the Plan.
3.     Certification and Settlement of Performance Stock Units.
(a)     Certification. As soon as administratively feasible in the calendar year after the end of the Three Year Performance Period (as defined in the applicable Exhibit), the Committee shall certify, in writing, whether or not, and to what extent, the Performance Criteria have been achieved and the Final Target Adjustment Percentage. The date on which the Committee makes such certification is referred to herein as the “Certification Date”.
(b)     Settlement. Subject to the following sentence, not later than the 30th day following the date on which the lapse of the Restriction Period occurs with respect to any Performance Stock Units, the Company shall issue to the Participant one share of Common Stock underlying each Performance Stock Unit as to which the Restriction Period has lapsed. Notwithstanding the preceding sentence, if the Restriction Period applicable to any Performance Stock Units which constitutes “deferred compensation” subject to Section 409A of the Code lapses as a result of a Change in Control that does not qualify as a “change in the ownership or effective control” of the Company or “in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code, then the Company shall not settle such Performance Stock Units until the 30th day following the earlier of (i) the Participant’s termination of employment and (ii) the originally scheduled Vesting Date of such Performance Stock Units. For the avoidance of doubt, the preceding two sentences are subject to Section 8(g) of this Agreement and Section 11.9 of the Plan. Upon issuance, such shares of Common Stock may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated in compliance with all applicable law, this Agreement and any other agreement to which such shares are subject. The Participant’s settlement rights pursuant to this Agreement shall be no greater than the right of any unsecured general creditor of the Company.
4.     Forfeiture. Notwithstanding anything in the Plan or this Agreement to the contrary, if, during the Covered Period, the Participant engages in Wrongful Conduct, then any Performance Stock Units for which the Restriction Period has not then lapsed shall automatically terminate and be canceled effective as of the date on which the Participant first engaged in such Wrongful Conduct. If the Participant engages in Wrongful Conduct or if the Participant’s employment is terminated for Cause, the Participant shall pay to the Company in cash any

Performance-Based Financial Gain the Participant realized from the lapse of the Restriction Period applicable to all or a portion of the Performance Stock Units having a Vesting Date within the Wrongful Conduct Period. By entering into this Agreement, the Participant hereby consents to and authorizes the Company and the Subsidiaries to deduct from any amounts payable by such entities to the Participant any amounts the Participant owes to the Company under this Section 4 to the extent permitted by law. This right of set-off is in addition to any other remedies the Company may have against the Participant for the Participant’s breach of this Section 4. The Participant’s obligations under this Section 4 shall be cumulative of any similar obligations the Participant has under the Plan, this Agreement, any Company policy, standard or code (including, without limitation, the Company’s Standards of Business Conduct), or any other agreement with the Company or any Subsidiary.
5.     Effect of Financial Restatements. If the Company restates any of its financial statements, then the Committee may require any or all of the following:
(a)     that the Participant forfeit (or pay to the Company) some or all of the cash or the shares of Common Stock held by the Participant at the time of such restatement that had been received within the three-year period prior to the date that the Company is required to prepare a financial restatement in settlement of any Performance Stock Units subject to this Agreement to the extent that such cash or shares would not have been paid had the applicable financial results been reported accurately, and
(b)     that the Participant pay to the Company in cash all or a portion of the proceeds that the Participant realized from the sale of shares of Common Stock that had been received within the three-year period prior to the date that the Company is required to prepare a financial restatement in settlement of any Performance Stock Units subject to this Agreement to the extent that such shares would not have been paid had the applicable financial results been reported accurately.
Notwithstanding the foregoing, in the event that the Committee determines that the rules and regulations implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act require a longer or different clawback time period than the three-year period contemplated by Sections 5(a) and (b), such three-year period shall be deemed extended (but not reduced) to the extent necessary to be consistent with such rules and regulations.
6.     Issuance of Shares.
(a)     Notwithstanding any other provision of this Agreement, the Participant may not sell or transfer the shares of Common Stock acquired upon settlement of the Performance Stock Units except in compliance with all applicable laws and regulations.
(b)     The shares of Common Stock issued in settlement of the Performance Stock Units shall be registered in the Participant’s name, or, if applicable, in the names of the Participant’s heirs or estate. In the Company’s discretion, such shares may be issued either in certificated form or in uncertificated, book entry form. The certificate or book entry account shall bear such restrictive legends or restrictions as the Company, in its sole discretion, shall require. If delivered in certificated form, the Company may deliver a share certificate to the Participant or to the Participant’s designated broker on the Participant’s behalf. If the Participant is deceased (or if Disabled and if necessary) at the time that a delivery of share certificates is to be made, the certificates shall be delivered to the Participant’s estate, executor, administrator, legally authorized guardian or personal representative (as applicable).
(c)     To the extent permitted by Section 409A of the Code, the grant of the Performance Stock Units and issuance of shares of Common Stock upon settlement of the Performance Stock Units shall be subject to and in compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Performance Stock Units shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. To the extent permitted by Section 409A of the Code, as a condition to the settlement of the Performance Stock Units, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.
(d)     The Company shall not be required to issue fractional shares of Common Stock upon settlement of the Performance Stock Units.
(e)     To the extent permitted by Section 409A of the Code, the Company may postpone the issuance and delivery of any shares of Common Stock provided for under this Agreement for so long as the Company determines to be necessary or advisable to satisfy the following: (1) the completion or amendment of any registration of such shares or satisfaction of any exemption from registration under any securities law, rule, or regulation; (2) compliance with any requests for representations; and (3) receipt of proof satisfactory to the Company that a person seeking such shares on the Participant’s behalf upon the Participant’s Disability (if necessary), or upon the Participant’s estate’s behalf after the death of the Participant, is appropriately authorized.
7.     Participant’s Rights with Respect to the Performance Stock Units.
(a)     Restrictions on Transferability. The Performance Stock Units granted hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated other than with the consent of the Company or by will or by the laws of descent and distribution to the estate of the Participant upon the Participant’s death; provided that any such permitted transferee shall acknowledge and agree in writing, in a form reasonably acceptable to the Company, to be bound by the provisions of this Agreement and the Plan as if such beneficiary or the estate were the Participant. Any attempt by the Participant, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Performance Stock Units or any interest therein or any rights relating thereto without complying with the provisions of the Plan and this

Agreement, including this Section 7(a), shall be void and of no effect. The Company shall not be required to recognize on its books any action taken in contravention of these restrictions.
(b)     No Rights as Stockholder. The Participant shall not have any rights as a stockholder of the Company with respect to any shares of Common Stock corresponding to the Performance Stock Units granted hereby unless and until shares of Common Stock are issued to the Participant in respect thereof.
8.     Miscellaneous.
(a)     Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.
(b)     Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior written consent of the other party, for the avoidance of doubt, in the case of the Company, subject to Section 4.4 and Article IX of the Plan.
(c)     No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries (regardless of whether such termination results in (i) the failure of any Award to vest; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under the Plan). Nothing in the Plan or this Agreement shall confer on the Participant the right to receive any future Awards under the Plan.
(d)     Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized international equivalent of such delivery, to the Company or the Participant, as the case may be, at the following addresses or to such other address as the Company or the Participant, as the case may be, shall specify by notice to the other:
If to the Company, to it at:

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, Florida 33928
Attention: General Counsel
Fax: (239) 301-6906

If to the Participant, to the Participant at his or her most recent address as shown on the books and records of the Company or Subsidiary employing the Participant.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(e)     Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a material adverse effect on the Performance Stock Units as determined in the discretion of the Committee, except as provided in the Plan, or with the consent of the Participant. This Agreement may not be amended, modified or supplemented orally.
(f)     Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.
(g)     Tax Withholding; Section 409A.
(i)     The Company shall have the right and power to deduct from all amounts paid to the Participant in cash or shares (whether under the Plan or otherwise) or to require the Participant to remit to the Company promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy the minimum federal, state or local or foreign taxes or other obligations required by law to be withheld with respect to the Performance Stock Units. No shares of Common Stock shall be issued unless and until arrangements satisfactory to the Committee shall have been made to satisfy the statutory minimum withholding tax obligations applicable with respect to such Performance Stock Units. To the extent permitted by Section 409A of the Code, the Company may defer payments of cash or issuance or delivery of Common Stock until such requirements are satisfied. Without limiting the generality of the foregoing, the Participant may elect to tender shares of Common Stock (including shares of Common Stock issuable in respect of the Performance Stock Units) to satisfy, in whole or in part, the amount required to be withheld (provided that such amount shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations).
(ii)     It is intended that the provisions of this Agreement comply with Section 409A of the Code to the extent applicable, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A and any similar state or local law.
(h)     Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(i)     Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Performance Stock Units evidenced hereby, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the Performance Stock Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Common Stock is unknown and cannot be predicted with certainty.
(j)     Employee Data Privacy. The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge or transfer such personal data to the Company or to a third party, in each case in any jurisdiction, if and to the extent appropriate in connection with this Agreement or the administration of the Plan.
(k)     Consent to Electronic Delivery. By entering into this Agreement and accepting the Performance Stock Units evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Performance Stock Units via Company web site or other electronic delivery.
(l)     Claw Back or Compensation Recovery Policy. Without limiting any other provision of this Agreement, and to the extent applicable, the Performance Stock Units granted hereunder shall be subject to any claw back policy or compensation recovery policy or such other similar policy of the Company in effect from time to time.
(m)     Company Rights. The existence of the Performance Stock Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
(n)     Severability. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, it is the parties’ intent that any court order striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties’ under this Agreement.

(o)     Further Assurances. The Participant agrees to use his or her reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for the Participant’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.
(p)     Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(q)     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Exhibit A – Primary Performance Criteria

One Year Performance Period:	January 1, 2016 through December 31, 2016
One Year Performance Criteria:	2016 Hertz EBITDA Margin* versus 2016 Avis EBITDA Margin**
Two Year Performance Period:	January 1, 2016 through December 31, 2017
Two Year Performance Criteria:	Average of 2016 & 2017 Hertz EBITDA Margin* versus average of 2016 & 2017 Avis EBITDA Margin**
Three Year Performance Period:	January 1, 2016 through December 31, 2018
Three Year Performance Criteria:	Average of 2016, 2017 & 2018 Hertz EBITDA Margin* versus average of 2016, 2017 & 2018 Avis EBITDA Margin**
One Year Performance Determination.  Based on the One Year Performance Period and One Year Performance Criteria, the “One Year Adjustment Percentage” shall equal 25% multiplied by the One Year Multiplier below:

Description	One Year Multiplier
Threshold	50%
Target	100%

Two Year Performance Determination.  Based on the Two Year Performance Period and Two Year Performance Criteria, the “Two Year Adjustment Percentage” shall equal 50% multiplied by the Two Year Multiplier below (provided, however, that the Two Year Adjustment Percentage shall in no event be lower than the One Year Adjustment Percentage):

Description	Two Year Multiplier
Threshold	50%
Target	100%

Three Year Performance Determination.  Based on the Three Year Performance Period and Three Year Performance Criteria, the “Final Target Adjustment Percentage” shall equal the Three Year Multiplier below (provided, however, that the Final Target Adjustment Percentage shall in no event be lower than the Two Year Adjustment Percentage; provided, further, that the Committee may, at the time of certification, reduce the Final Target Adjustment Percentage to such percentage as the Committee may determine in its sole discretion):

Description	Three Year Multiplier
Threshold	50%
Target	100%
Maximum	150%

General Rules to the Above Determinations. For performance below the level described in the threshold, the applicable multiplier shall be 0%. For performance above the level described in the target in the case of the One Year Performance Determination and the Two Year Performance Determination, the applicable multiplier remains the same as provided above with respect to the target. For performance above the level described in the maximum in the case of the Three Year Performance Determination, the applicable multiplier remains the same as provided above with respect to the maximum. Linear interpolation will be used to determine the applicable multiplier for all intermediary points. The Performance Stock Units remain subject to all other provisions (including, without limitation, any applicable adjustment, vesting and settlement provisions) of this Agreement and the Plan.

For purposes of this Exhibit A, the One Year Performance Period, Two Year Performance Period, and Three Year Performance Period are generally referred to herein as the “Performance Periods”.

* Hertz EBITDA Margin generally refers to the ratio of Adjusted Corporate EBITDA to total revenues, each as disclosed by the Company with respect to the car rental business of the Company, it being understood and agreed that the car rental business of the Company consists of the U.S. Car Rental, International Car Rental and All Other Operations segments of the Company.

** Avis EBITDA Margin generally refers to the ratio of Adjusted EBITDA to total revenues, each as disclosed by Avis Budget Group Inc. (“Avis”) and calculated using the methodology utilized by Avis in its most recent public disclosure prior to the date of this Agreement.

Adjustments. Notwithstanding the foregoing, and subject to applicable information necessary for any adjustment with respect to Avis being publicly available, in the event of material acquisitions or dispositions occurring with respect to either the Company or Avis during any Performance Period, the performance incentive threshold, target and maximum criteria, if and as applicable, and/or the determination of the applicable Performance Criteria, shall be adjusted in an equitable and proportionate manner as determined by the Committee and in accordance with any applicable provisions of the Plan; provided, further, in the event of any other extraordinary transactions and items with respect to either the Company or Avis during any Performance Period, such performance incentive threshold, target and maximum criteria and/or Performance Criteria determination may be adjusted by the Committee in accordance with any applicable provisions of the Plan.  The determination of whether Avis has any material acquisitions or dispositions shall be done under the same methodology utilized for determining whether the Company has any material acquisitions or dispositions, subject to the applicable information with respect to Avis being publicly available.

Use of Alternative Performance Criteria. Notwithstanding the foregoing, in the event (i) Avis ceases to file, or fails to file on a timely basis, reports under the Securities Exchange Act of 1934, (ii) Avis experiences a change in control as defined under its equity plan, or (iii) Avis’ revenues from its rental car business cease to be more than 80% of its overall revenues, calculated on a trailing 12-month basis with respect as of the end of each fiscal quarter of Avis, the applicable performance criteria under this Agreement shall be determined under Exhibit B. Such events are referred to as the “Material Avis Business Change Events”. Absent a Material Avis Business

Change Event, Exhibit B shall have no effect on this Agreement and the applicable performance criteria under this Agreement shall be determined solely under this Exhibit A.

Exhibit B – Alternative Performance Criteria

This Exhibit B shall only be applicable in the event of a Material Avis Business Change Event.

One Year Performance Period:	January 1, 2016 through December 31, 2016
One Year Performance Criteria:	Hertz EBITDA Margin Improvement* versus Custom Index EBITDA Margin Improvement**
Two Year Performance Period:	January 1, 2016 through December 31, 2017
Two Year Performance Criteria:	Hertz EBITDA Margin Improvement* versus Custom Index EBITDA Margin Improvement**
Three Year Performance Period:	January 1, 2016 through December 31, 2018
Three Year Performance Criteria:	Hertz EBITDA Margin Improvement* versus Custom Index EBITDA Margin Improvement**
One Year Performance Determination.  Based on the One Year Performance Period and One Year Performance Criteria, the “One Year Adjustment Percentage” shall equal 25% multiplied by the One Year Multiplier below (provided, however, that the One Year Adjustment Percentage shall be determined as provided under Exhibit A if the Material Avis Business Change Event occurs after the One Year Performance Period and does not affect the One Year Performance Determination under Exhibit A):

Description	One Year Multiplier
Threshold	50%
Target	100%

Two Year Performance Determination.  Based on the Two Year Performance Period and Two Year Performance Criteria, the “Two Year Adjustment Percentage” shall equal 50% multiplied by the Two Year Multiplier below (provided, however, that the Two Year Adjustment Percentage shall in no event be lower than the One Year Adjustment Percentage; provided, further, that the Two Year Adjustment Percentage shall be determined as provided under Exhibit A if the Material Avis Business Change Event occurs after the Two Year Performance Period and does not affect the Two Year Performance Determination under Exhibit A):

Description	Two Year Multiplier
Threshold	50%
Target	100%

Three Year Performance Determination.  Based on the Three Year Performance Period and Three Year Performance Criteria, the “Final Target Adjustment Percentage” shall equal the Three Year Multiplier below (provided, however, that the Final Target Adjustment Percentage shall in no event be lower than the Two Year Adjustment Percentage; provided, further, that the Committee may, at the time of certification, reduce the Final Target Adjustment Percentage to such percentage as the Committee may determine in its sole discretion):

	Description	Three Year Multiplier
Threshold		50%
Target		100%
Maximum		150%

General Rules to the Above Determinations. For performance below the level described in the threshold, the applicable multiplier shall be 0%. For performance above the level described in the target in the case of the One Year Performance Determination and the Two Year Performance Determination, the applicable multiplier remains the same as provided above with respect to the target. For performance above the level described in the maximum in the case of the Three Year Performance Determination, the applicable multiplier remains the same as provided above with respect to the maximum. Linear interpolation will be used to determine the applicable multiplier for all intermediary points. The Performance Stock Units remain subject to all other provisions (including, without limitation, any applicable adjustment, vesting and settlement provisions) of this Agreement and the Plan.

For purposes of this Exhibit B, the One Year Performance Period, Two Year Performance Period, and Three Year Performance Period are generally referred to herein as the “Performance Periods”.

* Hertz EBITDA Margin Improvement generally refers to (i) the Hertz EBITDA Margin Average for the Performance Period, less (ii) the Hertz EBITDA Margin for the period from January 1, 2015 through December 31, 2015.

For these purposes:

•	the Hertz EBITDA Margin Average refers to (x) the sum of the Hertz EBITDA Margins for each year in the Performance Period divided by (y) the number of years in the Performance Period; and

•	Hertz EBITDA Margin has the same meaning as provided in Exhibit A.

** Custom Index EBITDA Margin Improvement generally refers to (i) the Custom Index EBITDA Margin Average for the Performance Period, less (ii) the Base Custom Index EBITDA Margin Average.

For these purposes:

•
the Custom Index EBITDA Margin Average refers to (x) the sum of the Custom Index Company EBITDA Margins for each year in the Performance Period divided by (y) the number of years in the Performance Period, and further divided by (z) the number of Custom Index Companies;

•
the Base Custom Index EBITDA Margin Average refers to (x) the sum of the Custom Index Company EBITDA Margins for the period from January 1, 2015 through December 31, 2015 divided by (y) the number of Custom Index Companies;

•
the Custom Index Company EBITDA Margin generally refers, for each Custom Index Company, the ratio of Adjusted Corporate EBITDA (or such equivalent term used by the Custom Index Company) to total revenues, calculated using the methodology utilized by such Custom Index Company in its most recent public disclosure prior to the date of this Agreement; and

•	Custom Index Companies includes the following companies:

◦	United Continental Holdings, Inc.

◦	Delta Air Lines, Inc.

◦	American Airlines Group Inc.

◦	Southwest Airlines Co.

◦	Marriott International, Inc.

◦	Hilton Worldwide Holdings Inc.

Adjustments. Notwithstanding the foregoing, and subject to applicable information necessary for any adjustment with respect to a Custom Index Company being publicly available, in the event of material acquisitions or dispositions occurring with respect to either the Company or a Custom Index Company during any Performance Period, the performance incentive threshold, target and maximum criteria, if and as applicable, and/or the determination of the applicable Performance Criteria, shall be adjusted in an equitable and proportionate manner as determined by the Committee and in accordance with any applicable provisions of the Plan; provided, further, in the event of any other extraordinary transactions and items with respect to either the Company or a Custom Index Company during any Performance Period, such performance incentive threshold, target and maximum criteria and/or Performance Criteria determination may be adjusted by the Committee in accordance with any applicable provisions of the Plan. The determination of whether a Custom Index Company has any material acquisitions or dispositions shall be done under the same methodology utilized for determining whether the Company has any material acquisitions or dispositions, subject to the applicable information with respect to a Custom Index Company being publicly available.